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                     October 13, 2023

       Robin M. Raju
       Chief Financial Officer
       Equitable Holdings, Inc.
       1290 Avenue of the Americas
       New York, New York 10104

                                                        Re: Equitable Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-38469

       Dear Robin M. Raju:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance